(logo) KPMG Peat Marwick LLP
345 Park Avenue
New York, NY  10154



			INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Citimae, Inc.:

We have audited, in accordance with generally accepted auditing standards, the statement of financial condition of CitiMae, Inc. (a wholly owned subsidiary of Citibank, N.A.) as of December 31, 1994 and the related statements of operations and retained earnings, and cash flows for the year then ended, and have issued our report thereon dated September 20, 1995.

Our audit referred to above included tests relating to mortgage servicing operations in accordance with the requirements of the Uniform Single Audit Program ("USAP") for Mortgage Bankers. In as much as CitiMae, Inc. does not service mortgage loans directly, our procedures relative to sections 6(B)(2) and (3), 6(C)(1) , 7(B) and 7(C), 8, 9, and 10 of the USAP involved obtaining the most recently available reports on the subservicers' independent auditors' single audits and review of internal accounting controls of the mortgage servicing operations. In this regard, we obtained reports on approximately 85% of the subservicers. These subservicers service loans which comprised in excess of 95% of the unpaid principal amount of loans outstanding as of December 31, 1994. Our opinion as expressed herein, insofar as it relates to such subservicers, is based solely upon the reports of the respective independent auditors.

Our audit, and our review of the other independent auditors' reports as discussed above, disclosed no exceptions or errors in records relating to mortgage servicing operations that, in our opinion, section 4 of the USAP requires us to report, except as noted below:

	1. Several reports obtained from the subservicers' independent auditors contained exceptions, which in their opinion, section 4 of the USAP for Mortgage Bankers required them to report, which we list in Exhibit A.

	2. Three reports obtained from the subservicers' independent auditors contained exceptions based on their review of operations in accordance with general procedures included in the COMPLIANCE REPORTING GUIDE (a Guide for use by Independent Public Accountants in Attestation Engagements of Freddie Mac Approved Seller/Servicers), which we list in Exhibit B.

We are independent Certified Public Accountants with respect to CitiMae, Inc. within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended for the information and use of the Board of Directors and management of CitiMae, Inc., and investors in the mortgage loans serviced for others by CitiMae, Inc. and should not be used for any other purpose.

/s/ KPMG Peat Marwick LLP

September 20, 1995

(logo) Member Firm of Klynveld Peat Marwick Goerdeler

							    Exhibit A

			    CitiMae, Inc. USAP
		      Reports Containing Exceptions
				 12/31/94


The following summarizes the findings from those reports obtained from the subservicers' independent auditors which disclosed exceptions or errors based on such independent auditors' review of internal accounting controls of the subservicer's mortgage servicing operations in accordance with Uniform Single Audit Program (USAP) for Mortgage Bankers (the Program).

SERVICER                                 EXCEPTIONS

1st 2nd Mortgage Co. of
NJ., Inc.
		The custodial bank account reconciliations were not being dated to indicate the date of preparation and did not document that an independent review was performed.

		Two custodial bank accounts, Number 8195609 (FBS - P&I) and 8195617 (FBS - T&I), remained open while no bank account or mortgage loan activity was occurring. These accounts were not being reconciled to the Company's books each month.

		The Company does not maintain a comprehensive listing of all of their custodial bank accounts to ensure accurate control over these accounts by the mortgage loan servicing department.

Berkeley Federal Bank &
Trust FSB

		The Bank did not prepare account reconciliations for each principal and interest account and each escrow account.

		For 6 investors, although separate accounts were maintained for each investor, these accounts were not separate depository bank accounts in the name of the mortgage banker as trustee. (however, the servicing agreement for 4 of these investors did not explicitly require a separate custodial account).

Cenlar Federal Savings
Bank
		In four instances, bank accounts relating to mortgages serviced for others were not properly titles "as custodian" or "in trust for" the applicable investor.

Chase Manhattan Mortgage
Corporation

		The Corporation did not perform escrow analyses within the prescribed 12 month period for mortgage loans in 3 locations (New Jersey, Virginia, and U.S. Virgin Islands) primarily due to delayed releases of tax bills.

		In September 1994 the Corporation purchased American Residential Mortgage Corporation. For 9 days of American Residential cash receipts activity reviewed, the mortgagee's cash receipt records did not equal the bank deposit records for the corresponding date. This discrepancy was due to the recording of the lock-box account ledger balance rather than the available funds balance obtained from the bank for daily processing. However, all investor custodial accounts were fully funded upon conversion to the Corporation's servicing system on November 1, 1994.

		American Residential did not maintain sufficient fidelity bond and errors and omissions insurance coverage for the quarter ended March 31, 1994, as it was under-insured by approximately $1.4 million for each policy. Additional fidelity bond insurance was purchased in the second quarter of 1994, however, errors and omissions coverage remained out of compliance by approximately $1 million at June 30, 1994.

Chemical Mortgage Company

		The review of 29 loan files revealed 9 loans for which escrow analyses were not prepared within 12 months of the prior analyses. In addition, Chemical Mortgage Company did not prepare escrow analyses from February 1994 through April 1994 as a result of the conversion to a new computer system which occurred in February 1994.

		The review of 20 trust fund bank account reconciliations revealed that 14 of them were not prepared within 45 days of the investor cut-off date.

Downey Savings and Loan
Association

		The Company's errors and omissions insurance policy did not meet the Federal Home Loan Mortgage Corporation coverage requirement for the quarters ended June 30, 1994, September 30, 1994 and December 31, 1994. The required amount was determined to be $5 million as of December 31, 1994, while the Company's coverage was $4 million.

First Nationwide Mortgage
Corporation

		The account titles of 44 bank accounts were not in the name of the mortgage banker in trust for the applicable investor in accordance with the investor's servicing agreements. These account titles were corrected by the Company in December, 1994.

		The account titles of 2 bank accounts did not have the current investor name in accordance with the investors' servicing agreements. These account titles were corrected by the Company in December, 1994.

		For 3 investors, the Company's Fidelity Bond deductible exceeded the maximum allowable according to the respective investor's servicing guides.

Golden National Mortgage
Banking Corp.

		Out of the 7 loans tested for taxes and insurance, 1 loan tested had no documentation for its annual school tax paid.

Harbor Financial Mortgage
Corporation

		Many custodial account reconciling items did not clear within 90 days.

		1 significant reconciling item in a custodial account reconciliation was carried forward from a previous acquisition. The Company has been unable to identify the nature of the reconciling item.

Headlands Mortgage Company

		The account titles of 4 bank accounts were not in the name of the mortgage banker in trust for the applicable investor in accordance with the investor's servicing agreements.

		The account titles of 3 bank accounts where investor's funds were commingled with those of the other investors were not in the name of the Company as trustee.

		For 1 of the 25 selected mortgages, the mortgagee clause did not identify the Company as the mortgagee.

		For 1 of the 25 selected delinquent mortgages, the breach letter was not delivered within the required time frame of the investor.

		For 1 of the 25 selected delinquent mortgages, a property inspection was not performed in accordance with the investor requirement.

		For 3 investors, the Company's Fidelity Bond and Errors and Omission deductible exceeded the maximum allowable according to the respective investor's servicing guide. The Company received a waiver of the requirement for two of the three investors. To ensure compliance with the third investor, the Company amended the deductibles on the related insurance policies in accordance with the investor's servicing guide.

Home Mortgage Company

		In 1 out of 60 loans examined, the last escrow analysis is more than 1 year old.

		In 1 out of 13 investors confirmed, a difference of $3,375,452 between a FNMA confirmation reply and the "Monthly Statement of Mortgage Accounts" was noted and pending to reconcile.

		In 4 out of 60 loans examined, the property inspections were not performed within the required time frames.

		In 3 out of 60 loans examined, the company did not complete the foreclosure proceedings within the required period.

		In 5 out of 18 accounts reviewed, the account reconciliation and analysis were not adequately prepared in that there was an unidentified net difference of $2,159 in the clearing account, there were reconciling items outstanding for more than 1 year, and an account analysis was not prepared on a timely basis.

		In 3 out of 60 cash receipts examined, the deposit to the custodial accounts was not made on a timely basis.

Mellon Mortgage Company

		Of the 101 account reconciliations reviewed during the audit, 23 contained stale dated reconciling items or unidentified differences.

		Of the 101 custodial accounts reviewed during the audit, 10 had incorrect bank account titles.

		Management was unable to provide a copy of the note and deed of trust for 3 of 50 loans reviewed during our delinquency test work. For these particular loans, copies of the legal documents were not maintained in the servicing files, nor were they available from the Company's document custodian. Copies of the legal instruments should be obtained from the investor and maintained in the servicing file for all loans serviced.

MidCoast Mortgage Corporation

		Custodial bank account reconciliations were not dated, and it therefore could not be determined whether the reconciliations were prepared, reviewed and approved within the 45 day investor cut-off date.

Roosevelt Savings Bank

		Per review of the Seller/Servicer Agreements entered into with investors by the Bank, there were 3 instances where the title of the custodial accounts did not match the required title per the Seller/Servicer Agreement.

Sunbelt National Mortgage
Corporation

		During 1994, the Company did not remit private mortgage insurance (PMI) premiums to PMI companies within the required time period.

		During an inventory of loan files conducted in prior years, the Company noted certain of these files were missing (currently 73 of which are serviced for private investors).

		For a period in 1994, the Company's fidelity bond coverage and mortgage servicing errors and omissions coverage were under the minimum coverage required.

Ulster Savings Bank

		The Bank did not maintain Errors and Omissions insurance coverage equal to the Fidelity insurance coverage required by certain investors. The Bank's Errors and Omissions insurance coverage was consistent, however, with the level required by Freddie Mac.

Wilmington Trust Company

		The Company was not in compliance with FNMA and FHLMC investor requirements regarding insurance coverage to protect against errors and omissions in maintaining FHA insurance, VA guaranty, FmHA loan guarantee, or other conventional mortgage insurance.

							    Exhibit B

			    CitiMae, Inc. USAP
		      Reports Containing Exceptions
				 12/31/94

The following summarizes the findings from those reports obtained from the subservicers' independent auditors which disclosed exceptions or errors based on such independent auditors' review of internal accounting controls of the subservicer's mortgage servicing operations in accordance with the Compliance Reporting Guide ( a Guide for use by Independent Public Accountants in Attestation Engagements of Freddie Mac Approved Seller/Servicers).

SERVICER                               EXCEPTIONS

Bankers Corp.

		The Bank is required to maintain a $100,000 deductible for fidelity insurance, however, the Bank's deductible was $300,000.

		The Bank's written quality control policies and procedures did not include the following procedures as required by the COMPLIANCE REPORTING GUIDE: For nine out of every ten mortgages selected, reverification of credit by obtaining a new in-file credit report to reverify the borrower's credit information, and reverification of collateral value by performing an in-house desk review of the original appraisal information.

Imperial Credit Indus-
tries, Inc.,

		The maximum deductible per the insurance calculation at December 31, 1994 was $270,989 and the Company's insurance policy had a deductible of $325,000.

		The Company's written quality control policies and procedures did not contain certain criteria, however, it was noted that the Company performed these quality control procedures.

		The following items were not included in the Company's written policies and procedures: it is not specifically stated that the income is reverified or that the source of funds documentation includes deposit records, gift letters and proof of liquidation of assets; it is not specifically stated that security instruments and assignments, modification or assumption agreements, surveys, HUD-1 settlement or refinance closing statement, leasehold estate documents, and closing instructions are reviewed where applicable to determine the information is accurate, complete and consistent with other documents; and it is not specifically stated that the review appraisal must be prepared by a qualified appraiser not affiliated with the original appraiser or appraisal firm and that the review appraisal evaluation must establish value and marketability of the mortgaged premises as of the date of the original appraisal and not as of the date of the quality control review.

		For the first 5 months of 1994, findings and corrective actions were not reported to senior management within the 90 days required FHMLC. For 7 files, there was no reverification of employment and income. For 3 files there was no reverification of deposit or the reverification was not complete. During the months of January and February of 1994, closing conditions were not reviewed, but as of March 1994, had become a part of the Quality Control procedure. For 6 of the files selected, there was no HUD-1 statement.

		On the September 15, 1994 P&I custodial reconciliation, several items totaling $1,502,765 were not clearing within 90 days. On the T&I custodial reconciliation for August 15, 1994, an unidentified difference of $118,406 was noted. In subsequent reconciliations, all items were identified and cleared.

		The Company did not have the original note date in the system for 26 of the loan files selected for review. On loan number 330000616, the Freddie Mac number on the note did not match the number on the Company's listing. On loan number 650006360, the borrower's name on the note did not match the name on the Company's listing. On loan number 870148267, the assignment was to FNMA, not FHLMC.

		The Company did not have the original note date in the system for 21 of the loan files selected for review. On loan number 230018560, the address listed on FHLMC form 1034 did not agree to the address on the Company's listing. On loans 230058724 and 530003653, the zip code did not agree from the FHLMC form 1034 to the Company's listing.

		A non-third party custodian was approved to sign the form 1034.

Mutual Savings Bank, f.s.b.

		The September principal and interest custodial account reconciliation included a cumulative reconciling item that had not been resolved within 90 days. This cumulative reconciling item was resolved as of the December cutoff date.

		The bank amended signature cards in November 1994 in order to conform the account titles to the wording specified on page 17 of the Freddie Mac March 1993 Compliance Reporting Guide.

		For each of the 100 loans selected, one instance was noted in which the Form 1034 included the improper original note date and address.